 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 1998

                                       REGISTRATION STATEMENT NO. 333-65433
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                ---------------

                            AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                     LEVEL ONE COMMUNICATIONS, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               CALIFORNIA                              33-0128224
    (STATE OF OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)
                                9750 GOETHE ROAD
                          SACRAMENTO, CALIFORNIA 95827
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                   JOHN KEHOE
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                                9750 GOETHE ROAD

                       SACRAMENTO, CALIFORNIA 95827
                                 (916) 855-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                   COPIES TO:

                              GILLES S. ATTIA

                             WILLIAM W. BARKER
                               GRAHAM & JAMES LLP
                          400 CAPITOL MALL, SUITE 2400
                          SACRAMENTO, CALIFORNIA 95814

                         TELEPHONE: (916) 558-6700

                         FACSIMILE: (916) 441-6700
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
                                ---------------
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PROPOSED MAXIMUM
  TITLE OF EACH CLASS       AMOUNT         OFFERING      PROPOSED MAXIMUM    AMOUNT OF
  OF SECURITIES TO BE        TO BE         PRICE PER         AGGREGATE     REGISTRATION
       REGISTERED        REGISTERED(1)     SHARE(1)      OFFERING PRICE(1)    FEE(3)
---------------------------------------------------------------------------------------
Common Stock, no par
 value per share........ 4,217,855(2)       $18.87        $79,590,923.85    $23,479.33
---------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock of the Registrant on October 2, 1998, as reported on the Nasdaq National Market.
(2) Includes 256,493 shares of Common Stock of the Registrants reserved for issuance upon exercise of warrants.

(3) Registration fee previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                     [LOGO]

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                        4,217,855 SHARES OF COMMON STOCK

  These shares of common stock are being sold by the selling shareholders listed beginning on page 9. Level One will not receive any proceeds from the sale of these shares.

  Level One's common stock is traded on the Nasdaq National Market under the
symbol "LEVL." The last reported sale price on November   , 1998 was $     per
share.

  The common stock may be sold in transactions on the Nasdaq National Market at market prices then prevailing, in negotiated transactions, or otherwise. See "Plan of Distribution."

                               ----------------

                  THIS OFFERING INVOLVES MATERIAL RISKS.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               ----------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
 THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1998

                 QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Q.WHAT IS THE PURPOSE OF THIS OFFERING?

A. The purpose of this offering is to register the resale of common stock received by the selling stockholders in connection with the acquisition by Level One of Acclaim Communications, Inc. in July 1998. Selling stockholders are required to deliver a copy of this prospectus in connection with any sale of shares.

Q. ARE THE SELLING STOCKHOLDERS REQUIRED TO SELL THEIR SHARES OF COMPANY COMMON STOCK?

A. No. The selling stockholders are not required to sell their shares of common stock.

Q. HOW LONG WILL THE SELLING STOCKHOLDERS BE ABLE TO USE THIS PROSPECTUS?

A. Under the terms of a registration rights agreement, Level One agreed to keep this prospectus effective until July 6, 1999. After that, the selling stockholders will no longer be able to use this prospectus to sell their shares.

                      WHERE YOU CAN FIND MORE INFORMATION

  Level One files reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that Level One files with the SEC at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for further information at 1-800-SEC-0330. Level One's SEC filings are also available at the SEC's web site at www.sec.gov.

                           INCORPORATION BY REFERENCE

  To avoid repeating information in this prospectus that has already been filed with the SEC, we have "incorporated by reference" the following SEC filings of Level One (SEC File No. 22068). This information is considered a part of this prospectus. Those documents are:

  (1)Form 10-K for the year ended December 29, 1997;

  (2)Form 10-Q for the quarters ended March 29, June 28 and September 27;

  (3) Form 8-K, Form 8-K/A (Amendment No. 1) and Form 8-K/A (Amendment No.
  2), filed with the SEC July 17, September 21 and October 7, 1998;

  (4) Form 8-K filed with the SEC on November 20, 1998;

  (5) Description of common stock in Item 1 and 2 of form 8-A filed on July 9, 1993; and

  (6) All other documents subsequently filed under Sections 13(a), 13(c), 14 or 15(d).

  We will send you a copy of these filings, at no cost to you, if you write or call us:

                               Investor Relations
                     Level One Communications, Incorporated
                                9750 Goethe Road
                          Sacramento, California 95827
                                 (916) 855-5000

                              LEVEL ONE'S BUSINESS

  Level One designs and sells semiconductor chips in the semiconductor industry. Our products are described as application specific standard integrated circuits, or "ASSPs." Our products are used for high-speed analog and digital signal transmission, to build and connect networks to systems that transport information, within an office or around the world. Our products are used to produce systems for local area networks, called "LANs," wide area networks, called "WANs," and public telephone transmission networks. LANs, WANs, and telephone transmission networks are what makes it possible for you to use intranets, the Internet, and the World Wide Web. Level One combines its strengths as an industry leader in analog and digital circuit design with its communications systems expertise to produce solutions with increased functionality.

  Level One was incorporated in California in November 1985. Our executive offices are located at 9750 Goethe Road, Sacramento, California 95827. Our telephone number is (916) 855-5000.

                                  RISK FACTORS

  THIS PROSPECTUS AND INFORMATION INCORPORATED BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT. LEVEL ONE'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF DIFFERENT FACTORS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.



Risks of Contract Manufacturing

  Level One does not manufacture the silicon wafers used for its products. Level One's wafers are manufactured by foundries located in the United States, Europe and Asia. Level One is dependent upon these suppliers to produce wafers at acceptable yields and to deliver them in a timely manner at competitive prices. Level One may sustain an adverse impact on operating results from problems with the cost, timeliness, yield and quality of wafer deliveries from suppliers. From time to time, the available industry-wide foundry capacity can fluctuate significantly. During periods of constrained supply, Level One may experience difficulty in securing an adequate supply of wafers, and/or its suppliers may increase wafer prices. Level One's operating results depend, in substantial part, on its ability to maintain or increase the capacity available from its existing or new foundries. In 1994 and 1995, Level One experienced increased costs and delays in customer shipments as a result of a foundry reducing shipments to Level One without prior notice, requiring Level One to transfer products to a new foundry. Although Level One has supply agreements with three of its foundries and Level One believes that it has planned to meet customer demand, there can be no assurances that unforeseen demand, supplier interruptions or other changes will not have a material impact on Level One's business.

  Manufacturing process technologies are subject to rapid change. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes, and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. Level One's business, financial condition and results of operations could be materially adversely affected if any such transition is substantially delayed or inefficiently implemented.

  Level One is also dependent upon third-party assembly companies that package or test Level One's devices. Level One depends upon these suppliers to produce products in a timely manner and at competitive prices. Level One may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.

Risk of Dependence on New Products; Product Obsolescence

  Level One's future success depends on its ability to timely develop and introduce new products which compete effectively. Because of the complexity of its products, Level One may experience delays in completing development and introduction of new products, and, as a result, not achieve the market share anticipated for such products. Level One's strategy is to develop products for the fastest growing segments of the communications market. Level One conducts its own analysis of market trends and reviews forecasts and information provided by industry analysts. Market conditions may change rapidly as technology, economic, or user-preference conditions cause different communications technologies to experience growth other than that forecast by Level One or others. There can be no assurance that Level One will successfully identify new product opportunities and bring new products to market in a timely manner, that products or technologies developed by others will not render Level One's products or technologies obsolete or noncompetitive, or that Level One's products will be selected for design into the products of its targeted customers. In addition, the average selling price for any particular product tends to decrease over the product's life. To offset such price decreases, Level One relies primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products which incorporate advanced features and other price/performance factors such that higher average selling prices and higher margins are achievable relative to existing product lines. To the extent that cost reductions and new product introductions with higher margins do not occur in a timely manner, or Level One's products do not achieve market acceptance, Level One's operating results could be materially affected.

Risks Associated with Management of Growth; Dependence on Key Personnel

  Level One is currently experiencing a period of significant growth relative to the semiconductor industry which has placed, and could continue to place, a significant strain on Level One's personnel and other resources. For example, in July 1998 Level One completed the acquisition of Acclaim Communications, Inc. and in November 1998 Level One announced the execution of a definitive agreement to acquire Jato Technologies, Inc. Integration of newly acquired businesses requires significant management resources. Level One's ability to manage its growth effectively will require continued expansion and refinement of Level One's operational, financial, management and control systems, as well as a significant increase in Level One's development, testing, quality control, marketing, logistics and service capabilities, any of which could place a significant strain on Level One's resources.

  Due to its recent growth, Level One depends to a significant extent upon its ability to attract and retain key personnel. Competition for such personnel is intense and there can be no assurance that Level One will be able to retain and attract key personnel. Level One does not maintain key man life insurance on any or its personnel. If Level One's management is unable to manage growth effectively by hiring, retaining and integrating key personnel, Level One's business, financial condition and results of operations could be materially adversely affected.

Risks Associated with Intellectual Property Disputes

  As is typical in the competitive semiconductor industry, companies often assert that a competitor's product may infringe their intellectual property rights. There can be no assurance that Level One's intellectual property rights can be successfully defended or asserted or that Level One's intellectual property rights will not be successfully invalidated, circumvented or challenged. Intellectual property litigation, regardless of its outcome, could result in substantial cost and a diversion of Level One's resources. As a result, any infringement claim or other litigation against or by Level One could have a material adverse effect on Level One's financial condition and results of operations.

Risks of the Semiconductor Industry

--Risks of Investing in a Cyclical Business

  The semiconductor industry has historically been cyclical and subject to significant economic downturns at various times. Level One may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

  In addition, the securities of many semiconductor companies have historically been subject to extreme price and volume fluctuations, factors which may affect the market price of Level One's Common Stock. As is common in the semiconductor industry, Level One frequently ships more product in the third month of a quarter than in the other months. If a disruption in Level One's production or shipping occurs near the end of a quarter, Level One's revenues for that quarter could be materially affected.

--Risks Associated with Shortages, Limitations on Manufacturers' Capacity and Excess Inventory

  Level One orders wafers and builds inventory in advance of product shipments. There is a risk that Level One could produce excess or insufficient inventories of particular products because of a failure to accurately estimate customer demand. This inventory risk is heightened because certain of Level One's customers place orders with long lead times which may be subject to cancellation or rescheduling by that customer without significant penalty. To the extent Level One produces excess or insufficient inventories of particular products, Level One's revenues and earnings could be adversely affected.

  Although Level One has supply agreements with three of its foundries, increased demand for semiconductor products may result in a reduction in the availability of wafers from foundries and increased wafer prices. Such capacity limitations may adversely affect Level One's ability to deliver products on a timely basis and could affect Level One's margins. Additionally, Level One believes that during periods of strong demand and/or restricted semiconductor capacity, customers will over-order to assure an adequate supply and then may cancel or postpone orders without notice if product becomes available elsewhere. As a result, during such periods, it is more difficult for Level One to anticipate customer demand.

  Shortages of components from other suppliers could cause Level One's customers to cancel or delay programs incorporating Level One's products into the design of target products, resulting in the cancellation or delay of orders for Level One's products.


--Risks Associated with Intense Competition in the Semiconductor Industry

  Level One's competition consists of semiconductor companies and semiconductor divisions of vertically integrated companies. In the telecom market, Level One's principal competitors are Rockwell International, Inc., Crystal Semiconductor, Inc. (a subsidiary of Cirrus Logic, Inc.), Dallas Semiconductor, Inc., Lucent Technologies Inc., PMC-Sierra Inc. and Siemens A.G. In the networking market, Level One's principal competitors are Advanced Micro Devices, Inc., Broadcom Corporation, Crystal, Integrated Circuit Systems, Inc., Lucent, Micro Linear Corp., National

Semiconductor Corporation, Quality Semiconductor, Inc., Seeq Technologies, Inc. and Texas Instruments, Inc. Many of these competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial and other resources than Level One with which to pursue engineering, manufacturing, marketing and distribution of products. These competitive advantages could present a risk to Level One's business because the ability to compete successfully in the semiconductor industry depends on designing and manufacturing new products, implementing new technologies, improving product quality, reliability and price and achieving production efficiency. If Level One is unable to continue to effectively compete in these critical areas it could result in reduced gross margins for Level One's products and/or a reduction in Level One's market share, either of which could have a material adverse effect on Level One's business, financial condition and results of operations.

Risk of International Operations

  Due to its reliance on international sales and foreign third-party manufacturing and assembly operations, Level One is subject to the risks of conducting business outside of the United States including government regulatory risks, political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on Level One's business, financial condition or operating results. To date, the recent economic downturn in several Asian countries has not affected Level One in a material way, but there can be no assurances that continued economic problems in Asia or any other region of the world will not affect Level One in the future.

Risk of Increased Leverage

  As a result of Level One's sale in August and September 1997 of its 4% Convertible Subordinated Notes due 2004, Level One has incurred approximately $115.0 million in additional indebtedness which increases the ratio of its long-term debt to its total capitalization from 3.0%, at September 28, 1997, to 44.6%, at September 27, 1998. This increased leverage will increase Level One's interest expense substantially. The degree to which Level One will be leveraged could adversely affect Level One's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. Level One's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, Level One could be forced to reduce other expenditures and/or forego potential acquisitions to be able to meet such requirements.

Risks Associated With Year 2000 Compliance

  Level One recognizes the need to complete its assessment of its Year 2000 issues to ensure that its operations will not be adversely impacted by Year 2000 software failures. Level One is in the process of determining whether there exist any material relationships on which Level One's Year 2000 readiness is dependent. Level One has initiated a comprehensive project to prepare its computer systems for the Year 2000. Company management believes that the likelihood of a material adverse impact due to problems with internal systems or products sold to customers is remote and anticipates that the cost of these projects over the next two years will not have a material effect on Level One's financial position or overall trends in results of operations. Level One's products have no specific date functions or date dependencies and will operate according to published specifications through the Year 2000 date rollover and dates in the 21st century. Level One is contacting critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are Year 2000 capable or to monitor their progress toward Year 2000 capability.

  Level One has not yet fully developed contingency plans to address any failure of its Year 2000 risk assessment plan to identify and fully remediate any significant risk to its on-going operations. Development of contingency plans is in progress and will develop in detail during calendar year 1999. Such plans could include accelerated replacement of affected equipment or software, temporary use of back-up equipment or software or the implementation of temporary manual procedures to compensate for system deficiencies. There can be, however, no assurance that Level One will be successful in developing contingency plans which will adequately address the Year 2000 Problem, that any contingency plans implemented by Level One would be adequate to meet Level One's needs without materially impacting its operations, that any such plan would be successful or that Level One's results of operations and financial condition would not be materially and adversely affected by the delays and inefficiencies inherent in conducting operations in an alternative manner.

  Level One presently estimates that the total cost of addressing its Year 2000 Problems will be approximately $100,000 of which approximately 5% has been expended to date. This estimate was derived utilizing numerous assumptions, including the assumption that Level One has already identified its most significant Year 2000 Problems and that the assessment, remediation and contingency plans of its third party suppliers will be fulfilled in a timely manner without significant additional cost to Level One. There can be no guarantee that these assumptions are accurate, and actual costs could differ materially from those anticipated.

                              SELLING STOCKHOLDERS

  The selling stockholders listed below received their shares of Level One common stock in connection with the acquisition by Level One of Acclaim Communications, whereby the selling shareholders exchanged their shares of Acclaim Communications for shares of Level One.

  Except as described in the table, none of the selling stockholders has held any position or office or had a material relationship with Level One or any of its affiliates within the past three years other than as a result of the ownership of Level One's common stock. The information is "as of" the date of this prospectus but may be amended or supplemented after this date.

                                         SHARES WHICH   SHARES BENEFICIALLY
                             SHARES      MAY BE SOLD    OWNED AFTER OFFERING
                          BENEFICIALLY PURSUANT TO THIS ----------------------
SELLING STOCKHOLDER         OWNED(1)    PROSPECTUS(2)    NUMBER      PERCENT
-------------------       ------------ ---------------- ---------   ----------
Visveswar Akella(3).....   1,302,460      1,302,460            --           --
Tom Hsien-Chin Hsieh and
 Ling Ling T. Hsieh.....       1,360          1,360            --           --
Eugene Fleisher.........       3,429          3,429            --           --
Swaminathan Ganesan.....       1,360          1,360            --           --
Steve Gulesserian.......       1,209          1,209            --           --
Joseph Toste............       3,930          3,930            --           --
Douglas Denny...........       2,116          2,116            --           --
Anindya Chakraborty.....       2,947          2,947            --           --
Frances Hsin-Pei Wang...       2,154          2,154            --           --
Durvasula Sastry........       9,071          9,071            --           --
Jagannadham Akella......       7,257          7,257            --           --
Seshagiri Rao
 Mandalika..............       3,628          3,628            --           --
Ethindrababu A. Baktha..       3,628          3,628            --           --
David E. Dukinfield.....       3,401          3,401            --           --
Diosdado P. Banatao(4)..   1,307,848      1,307,848            --           --
Angel Ventures,
 L.P.(5)................     583,672        583,672            --           --
Jones M. Castro, Jr.
 and/or Marina E. Cas-
 tro, JTWROS............       9,750          9,750            --           --
Phurpa G. LadenLa and
 Sophie C. LandenLa,
 TTEES UTD, 10/14/85,
 Phurpa G. LadenLa and
 Sophie C. LadenLa,
 Trustors...............       4,875          4,875            --           --
Stephen R. Dohrmann.....       4,062          4,062            --           --
Capquest Ventures, In-
 corporated.............       9,750          9,750            --           --
Alfredo Alforque........       1,625          1,625            --           --
Reynaldo S. Factoran....       1,625          1,625            --           --
Gil Espinosa............       1,625          1,625            --           --
Juan Magdaraog..........         812            812            --           --
Rogelio Laraya..........         812            812            --           --
Diosdado Rey Banatao....       3,250          3,250            --           --
Desi R. Banatao.........       3,250          3,250            --           --
Tala M. Banatao.........       3,250          3,250            --           --
Thomas Alexander(6).....      56,990         56,990            --           --
Adaptive Technologies,
 LLC(7).................      33,753         33,753            --           --
Chong-Moon Lee(8).......     640,420        640,420            --           --
Ravinder Sajwan(9)......     240,445         77,160            --           --
Ramjit Johl(10).........     117,991         85,335            --           --
Satish Sathe(11)........      75,371         19,323            --           --
LINC Capital, Inc.(12)..       6,093          6,093            --           --

                                         SHARES WHICH   SHARES BENEFICIALLY
                             SHARES      MAY BE SOLD    OWNED AFTER OFFERING
                          BENEFICIALLY PURSUANT TO THIS ----------------------
SELLING STOCKHOLDER         OWNED(1)    PROSPECTUS(2)    NUMBER      PERCENT
-------------------       ------------ ---------------- ---------   ----------
Silcon Valley Bank(13)..     9,750          9,750              --           --
Brian Creek & Evelyn G.
 Lopez-Creek,...........       815            815              --           --
 In Joint Tenancy
Daniel-Edward G. Lopez &
 Karen Lopez,...........       815            815              --           --
 In Joint Tenancy
Danilo S. Lopez & Evelyn
 G. Lopez,..............     3,245          3,245              --           --
 In Joint Tenancy

--------

 (1) Includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
 (2) See "Plan of Distribution".

 (3) Includes 36,562 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

 (4) Includes 70,687 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

 (5) Includes 12,187 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

 (6) Includes 7,312 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

 (7) Includes 4,265 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

 (8) Includes 80,437 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

 (9) Includes 9,701 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus and 163,285 shares issuable upon exercise of options assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

(10) Includes 17,062 shares issuable upon exercise warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus and 32,656 shares issuable upon exercise of options assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

(11) Includes 2,437 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus and 56,048 shares issuable upon exercise of options assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

(12) Includes 6,093 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

(13) Includes 9,750 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

                              PLAN OF DISTRIBUTION

  The common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders, including in one or more of the following transactions:

  .  on the Nasdaq National Market;

  .  in the over-the-counter market;

  . in transactions other than on the Nasdaq National Market or in the over-the-counter market;

  .  in connection with short sales;

  .  by pledge to secure debts and other obligations;

  . in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over the counter options;

  .  in a combination of any of the above transactions; or

  . pursuant to Rule 144, assuming the availability of an exemption from registration.

  The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

  Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling shareholders, or will receive commissions from the purchasers for whom they acted as agents.

  The sale of common stock by the selling stockholders is subject to compliance by the selling stockholders with certain contractual restrictions with Level One including certain restrictions contained in a registration rights agreement between Level One and the selling stockholders. There can be no assurance that the selling stockholders will sell all or any of the common stock.

  Level One has agreed to keep this prospectus effective until July 6, 1999. Level One intends to deregister any of the common stock not sold by the selling stockholders immediately after that date. However, at that time, it is anticipated that at such time any unsold common stock may be freely tradable in compliance with Rule 144 of the Securities Act.

  Level One and the selling stockholders have agreed to customary indemnification obligations with respect to the sale of the common stock by use of this prospectus.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon by Graham & James LLP, Sacramento, California, counsel to Level One.

                                    EXPERTS

  The consolidated financial statements of Level One and its subsidiaries, except Acclaim Communications, Inc., as of December 29, 1996 and for each of the two years in the period ended December 29, 1996, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP as stated in their report incorporated by reference herein. The financial statements of Acclaim Communications, Inc. for the two years ended December 31, 1996 (consolidated with those of Level One) have been audited by Deloitte & Touche LLP as stated in its report incorporated by reference herein. Such consolidated financial statements of Level One and its subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Level One's Business.......................................................   3
Risk Factors..............................................................    4
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,217,855 SHARES

                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                                 COMMON STOCK

                                ---------------
                                  PROSPECTUS
                                ---------------

                            NOVEMBER   , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Level One will pay all expenses incident to the offering and sale to the public of the Shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

     SEC registration fee.............................................. $23,479
     NASDAQ National Market listing fee................................ $17,500
     Legal fees and expenses........................................... $15,000
     Accounting fees and expenses...................................... $10,000
     Miscellaneous expenses............................................ $20,000
                                                                        -------
      Total............................................................ $85,979
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Level One has provisions in its amended and restated articles of incorporation which eliminate the liability of Level One's directors to Level One and its shareholders for monetary damages to the fullest extent permissible under California law and provisions which authorize Level One to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Level One's bylaws, as amended, provide that Level One shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

  In addition, Level One has entered into agreements with its directors and executive officers that will require Level One, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors or executive officers to the fullest extent not prohibited by law.

  The indemnification provisions in the bylaws and the indemnification agreements entered into between Level One and its directors and officers may be sufficiently broad to permit indemnification of Level One's directors and officers for liabilities arising under the Securities Act.

ITEM 16. EXHIBITS

  2.1*    Agreement and Plan of Reorganization by and between Level One,
          Aardvark Acquisition Corp. and Acclaim Communications, Inc.
  4.1** Amended and Restated Articles of Incorporation of Level One, as amended.
  4.2***  Bylaws of Level One, as amended.
  4.3**** Registration Rights Agreement, by and among Level One and the former stockholders of Acclaim Communications, Inc.

  5.1+ Opinion of Graham & James LLP.
 23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.
 23.2  Consent of Deloitte and Touche LLP, Independent Auditors.
 23.3  Consent of Counsel (included in Exhibit 5.1).
 24.1  Power of Attorney (included on page II-4).

--------

   * Filed with the Level One's Form 8-K filed with the Commission on July 17, 1998, and is incorporated by reference herein (the "Form 8-K").
  ** Incorporated by reference to Exhibit 3.1 to the Report on Form 10-K for the Fiscal Year Ended December 28, 1997.
 *** Incorporated by reference to Registration Statement No. 33-65810 dated
     August 19, 1994.
**** Included as an exhibit to the Agreement and Plan of Reorganization filed with the Form 8-K, and is incorporated by reference herein.

+Previously filed.

ITEM 17. UNDERTAKINGS

A. UNDERTAKING PURSUANT TO RULE 415

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 23rd day of November 1998.

                                          LEVEL ONE COMMUNICATIONS,
                                          INCORPORATED

                                              /s/ John Kehoe
                                          By: _________________________________
                                            John Kehoe Senior Vice President
                                            and Chief Financial Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Robert S. Pepper and John Kehoe and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 23rd day of November 1998 in the capacities indicated.

               SIGNATURE                               TITLE
               ---------                               -----

                   *                     President, Chief Executive Officer
 ______________________________________  and Director (Principal Executive
        ROBERT S. PEPPER , PH.D.         Officer)

             /s/ John Kehoe              Senior Vice President and Chief
 ______________________________________  Financial Officer (Principal
               JOHN KEHOE                Financial OFficer)

                   *                     Director
 ______________________________________
           THOMAS J. CONNERS

               SIGNATURE                  TITLE
               ---------                  -----

                   *                     Director
 ______________________________________
            PAUL GRAY, PH.D.

                   *                     Director
 ______________________________________
             MARTIN JURICK

                   *                     Director
 ______________________________________
             HENRY KRESSEL

                   *                     Director
 ______________________________________
            JOSEPH P. LANDY

                   *                     Director
 ______________________________________
        KENNETH A. PICKAR, PH.D.


        /s/ JOHN KEHOE
* By:________________________________
            JOHN KEHOE
         ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER                             DESCRIPTION
 -------                             -----------
  2.1*    Agreement and Plan of Reorganization by and between the Company,
          Aardvark Acquisition Corp. and Acclaim Communications, Inc......
  4.1**   Amended and Restated Articles of Incorporation of the Company,
          as amended......................................................
  4.2***  Bylaws of the Company, as amended...............................
  4.3**** Registration Rights Agreement, by and among the Company and the former stockholders of Acclaim Communications, Inc..............
  5.1+    Opinion of Graham & James LLP...................................
 23.1     Consent of Arthur Andersen LLP, Independent Public Accountants..
 23.2     Consent of Deloitte and Touche LLP, Independent Auditors........
 23.3     Consent of Counsel (included in Exhibit 5.1)....................
 24.1     Power of Attorney (included on page II-4).......................

--------
   * Filed with the Registrant's Form 8-K filed with the Commission on July 17, 1998, and is incorporated by reference herein (the "Form 8-K").
  ** Incorporated by reference to Exhibit 3.1 to the Report on Form 10-K for the Fiscal Year Ended December 28, 1997.
 *** Incorporated by reference to Registration Statement No. 33-65810 dated
     August 19, 1994.
**** Included as an exhibit to the Agreement and Plan of Reorganization filed with the Form 8-K, and is incorporated by reference herein.

+    Previously filed.